Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

      Filed by the registrant |X|

      Filed by a party other than the registrant |_|

      Check the appropriate box:

      |_|   Preliminary proxy statement

      |X|   Definitive proxy statement

      |_|   Definitive additional materials

      |_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MediaBay, Inc.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      |X|   No fee required.

      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

            (1) Title of each class of securities to which transaction applies:


            (2)   Aggregate number of securities to which transaction applies:


            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).

            (4)   Proposed maximum aggregate value of transaction:

            (5)   Total Fee Paid:

      |_|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing party:

      (4)   Date filed:

                                 MediaBay, Inc.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927


                                October 18, 2002


Dear Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders of MediaBay, Inc. (the "Company"), which will be held on Wednesday, November 27, 2002 at 8:30 A.M. local time at the Company's offices located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927.

      The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

      Your Board of Directors unanimously believes that the election of the nominees specified in the Proxy Statement as directors of the Company and the proposal to authorize the Company to issue common stock upon conversion of certain convertible notes or equity securities and exercise of certain warrants issued and which may be issued to affiliates of the Company as set forth in the Proxy Statement is in the best interests of the Company and its shareholders and, accordingly, recommends a vote "FOR" the election of the nominees and the proposal on the enclosed proxy card.

      Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, may I urge you to complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 2 Broadway, New York, New York 10004.

      Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting and appreciate your continued support.


                                                     Sincerely yours,


                                                     Norton Herrick
                                                     Chairman

                                 MEDIABAY, INC.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927

                              --------------------

                   NOTICE OF ANNUAL ON MEETING OF SHAREHOLDERS
                   TO BE HELD ON WEDNESDAY, NOVEMBER 27, 2002

                              --------------------


To the Shareholders of MEDIABAY, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting ("Annual Meeting") of Shareholders of MediaBay, Inc. (the "Company") will be held on Wednesday, November 27, 2002, at 8:30 A.M. local time at the Company's offices located at 2 Ridgedale Avenue - Suite 300 Cedar Knolls, New Jersey 07927, for the following purposes:

      1. To elect two Class II directors to hold office until the 2005 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

      2. To authorize the Company to issue Common Stock upon conversion of certain convertible notes or equity securities and exercise of certain warrants issued and which may be issued to affiliates of the Company as set forth in the Proxy Statement; and

      3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      Only shareholders of record at the close of business on October 15, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                                            By Order of the Board of Directors,


                                            Norton Herrick
                                            Chairman

October 18, 2002

                                 MEDIABAY, INC.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON WEDNESDAY, NOVEMBER 27, 2002


      This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of MediaBay, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, November 27, 2002 including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

      Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about October 25, 2002.

      Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

      The address and telephone number of the principal executive offices of the Company are: 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927, Telephone No.: (973) 539-9528.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      Only shareholders of record at the close of business on October 15, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 14,252,352 shares of the Company's Common Stock, no par value (the "Common Stock"), and 25,000 shares of the Company's Series A Preferred Stock, no par value (the "Preferred Shares"). Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting and each Preferred Share entitles the holder to approximately 57.14 votes on each matter submitted to a vote at the Annual Meeting. Accordingly, the holders of the Preferred Shares are entitled to an aggregate of 1,428,571 votes. Holders of the Preferred Shares vote together with the holders of the Common Stock as a single class on all actions to be voted on by the Company's shareholders.

                     VOTING PROCEDURES AND PROXY INFORMATION

      The Class II directors will be elected by the affirmative vote of a plurality of the votes represented by the shares of Common Stock and Preferred Shares present in person or represented by proxy at the Annual Meeting voting as a single class, provided a quorum exists. A quorum is established if, as of the Record Date, at least a majority of the votes represented by the outstanding shares of Common Stock and Preferred Shares are present in person or represented by proxy at the Annual Meeting. The proposal to authorize the Company to issue Common Stock upon conversion of certain convertible notes or equity securities and exercise of certain warrants issued and which may be issued to affiliates of the Company as more fully described in Proposal I and all other matters at the meeting will be decided by the affirmative vote of a majority of the votes represented by the shares of Common Stock and Preferred Shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter voting as a single class, provided a quorum exists. In addition, the proposal to authorize the

Company to issue Common Stock upon conversion of certain convertible notes or equity securities and exercise of certain warrants issued and which may be issued to affiliates of the Company as more fully described in this Proxy Statement also requires the consent of a majority of the votes represented by the Preferred Shares outstanding. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of Continental Stock Transfer & Trust Company, the Company's transfer agent.

      In accordance with Florida law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

      The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

                              ELECTION OF DIRECTORS

      The Company's By-Laws provide that the Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Shareholders, directors constituting one class are elected for a three-year term. At this year's Annual Meeting of Shareholders, two (2) Class II directors will be elected to hold office for a term expiring at the Annual Meeting of Shareholders to be held in 2005. It is the intention of the Board of Directors to nominate Michael Herrick and Roy Abrams as Class II directors. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

      At this year's Annual Meeting of Shareholders, the proxies granted by shareholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any or all of the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors that he will be available to serve.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

      The following information is with respect to the nominees for election at this Annual Meeting of Shareholders:

                               CLASS II DIRECTORS
                                 (To be Elected)
                           (New Term Expires in 2005)

      Michael Herrick, 35, co-founded the Company and has been Executive Officer since January 2000 and a director from the Company's inception. Mr. Herrick has tendered his resignation as Chief Executive Officer, effective January 1, 2003 and has agreed to serve as a consultant upon such resignation. Mr. Herrick was Co-Chief Executive Officer and has held various other offices with the Company from its inception until October 2002. Since August 1993, Michael Herrick has been an officer (since January 1994, Vice President) of the corporate general partner of a limited partnership which is a principal shareholder of The Walking Company, a nationwide retailer of comfort and walking footwear and related apparel and accessories. Mr. Herrick is a former member of the Board of Directors of the Audio Publisher's Association. Mr. Herrick is the son of Norton Herrick, Chairman of the Company, and brother of Howard Herrick, Executive Vice President and a director of the Company. Mr. Herrick received his B.A. degree from the University of Michigan.

      Roy Abrams, 58, has been a director of the Company since October 1997. Since April 1993 and from 1986 through March 1990, Mr. Abrams has owned and operated Abrams Direct Marketing, a marketing consulting firm.

      The following information is with respect to incumbent directors in Class I and Class III of the Board of Directors who are not nominees for election at this Annual Meeting of Shareholders:

                                CLASS I DIRECTORS
                             (Term Expires in 2004)

      Norton Herrick, 63, a co-founder of the Company, has been Chairman since the Company's inception. Mr. Herrick served as President of the Company from its inception until January 1996 and was Chief Executive Officer from January 1996 through January 2000. Mr. Herrick has been a private businessman for over 30 years and through his wholly-owned affiliates, Mr. Herrick has completed transactions, including building, managing and marketing primarily real estate valued at an aggregate of approximately $2 billion. Mr. Herrick served on the advisory board of the Make-A-Wish Foundation, the advisory committee of the National Multi Housing Council and currently the National Board of Directors for People for the American Way. Mr. Herrick is the father of Michael Herrick, a director of the Company, and Howard Herrick, Executive Vice President and a director of the Company.

      Paul Ehrlich, 58, has been a director of the Company since May 2001. Since August 2000, Mr. Ehrlich has been a partner in Edwards & Topple, LLP, a tax and financial consulting firm, as well as President of Paul D. Ehrlich, CPA, P.C., a tax and financial consulting corporation. From 1981 until August 1, 2000, Mr. Ehrlich was a shareholder, Tax Specialist, Director of Personal Finance Services at Feldman Sherb & Co., P.C. Mr. Ehrlich has served on the Board of Directors of several companies and is a member of the American Institute of Certified Public Accountants, the New York Society of Certified Public Accountants (appointed committee member), and the International Association for Financial Planning.

                               CLASS III DIRECTORS
                             (Term Expires in 2003)

      Howard Herrick, 37, a co-founder of the Company, has been the Company's Executive Vice President and a director since its inception, and Editorial Director of its Passages Christian audiobook club. Since August 1993, Howard Herrick has been Vice President of the corporate general partner of a limited partnership which is a principal shareholder of The Walking Company. Since 1988, Mr. Herrick has been an officer of The Herrick Company, Inc. and is currently its President. Mr. Herrick is also an officer of the corporate general partners of numerous limited partnerships which acquire, finance, manage and lease office, industrial and retail properties; and which acquire, operate, manage, redevelop and sell residential rental properties. Mr. Herrick is the son of Norton Herrick, the Company's Chairman and a director of the Company, and brother of Michael Herrick, director of the Company.

      Carl Wolf, 58, has been a director of MediaBay since March 1998. Mr. Wolf is the managing partner of the Lakota Investment Group. Mr. Wolf was formerly Chairman of the Board, President and Chief Executive Officer of Alpine Lace Brands, Inc. Mr. Wolf founded Alpine Lace and its predecessors and had been the Chief Executive Officer of each of them since the inception of Alpine Lace in 1983. Mr. Wolf became a director of Alpine Lace shortly after its incorporation in February 1986.

      The following is information with respect to certain of the Company's officers who are not directors or nominees for director:

      Hakan Lindskog, 42, joined the Company in June 2000 as Chief Operating Officer of the Company and Chief Executive Officer of its Audio Book Club division and became President of the Company in November 2001 and Chief Executive Officer of the Company in October 2002. In that capacity Mr. Lindskog manages all day-to-day operations, including the Audio Book Club division. Mr. Lindskog has agreed to serve as Chief Executive Officer of the Company effective January 1, 2003. Mr. Lindskog has 15 years management experience in direct marketing, publishing and Internet consumer services. Before joining the Company, he was the former Executive Vice President and Chief Operating Officer of RealHome.com, a free membership web service that provides information and services regarding home buying and home ownership. Prior to joining RealHome.com, Mr. Lindskog was Group Executive Vice President and Chief Operating Officer of International Masters Publishers Group (IMP), a $740 million direct marketer, operating in 19 countries.

      Stephen McLaughlin, 36, has been Executive Vice President and Chief Technology Officer of the Company since February 1999. Prior to joining the Company, Mr. McLaughlin was Vice President, Information Technology for Preferred Healthcare Staffing, Inc., a nurse-staffing division of Preferred Employers Holdings, Inc. Mr. McLaughlin co-founded and was a director, Chief Operating Officer and Chief Information Officer of NET Healthcare, Inc., from 1997 until it was acquired by Preferred Employers Holdings in August 1998. In 1994, Mr. McLaughlin founded FX Media, Inc., an Internet and multimedia development company. As CEO of FX Media, he served as senior software engineer for all of its projects. Mr. McLaughlin holds a degree in Computer Science and Engineering from the Massachusetts Institute of Technology and conducted research at the MIT Media lab.

      John Levy, 47, has been an employee of the Company since November 1997 and has served Executive Vice President and Chief Financial Officer of the Company since January 1998. Prior to joining the Company, Mr. Levy was Senior Vice President of Tamarix Capital Corporation and had previously served as Chief Financial Officer of both public and private entertainment and consumer goods companies. Mr. Levy is a Certified Public Accountant with nine years experience with the national public accounting firms of Ernst & Young, Laventhol & Horwath and Grant Thornton.

      Robert Toro, 38, has been Senior Vice President of Finance of the Company since July 1999, Chief Financial Officer of our Audio Book Club division since November 2001 and an employee since April 1999. Prior to joining the Company, Mr. Toro was Senior Vice President of AM Cosmetics Co. and had previously served in senior financial positions in both public and private entertainment and publishing companies. From 1992 through early 1997, Mr. Toro served in various senior financial positions with Marvel Entertainment Group, Inc., a publicly traded youth entertainment company. Mr. Toro is a Certified Public Accountant with six years of progressive experience with the national public accounting firm of Arthur Andersen where he was employed immediately prior to joining Marvel Entertainment Group.

Board Meetings

      The Company's Board of Directors held three meetings during the fiscal year ended December 31, 2001. The meetings were attended by all of the directors. The Board also took action by unanimous written consent in lieu of meetings.

      The Company reimburses directors for reasonable travel expenses incurred in connection with their activities on the Company's behalf, but the Company does not pay directors any fees for Board participation.

Board Committees

      The Company has established an Audit Committee, a Plan Committee and an Operations Committee. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee's specific representatives are set forth in its written charter as previously filed as Appendix I to the Company's Proxy Statement filed on September 21, 2001 with the Securities and Exchange Commission. The Audit Committee is currently comprised of Messrs. Paul Ehrlich (Chairman), Roy Abrams and Carl Wolf.

      The Company does not have standing compensation or nominating committees.

      The Plan Committee is responsible to administer grants of awards under MediaBay's 2000 and 2001 Stock Incentive Plans and all other matters relating to the Plans, except with respect to persons subject to Section 16 of the Securities Exchange Act of 1934. The Plan Committee is currently comprised of Messrs. Norton and Michael Herrick.

      The Operations Committee is empowered to authorize the Company to issue or grant a limited number of equity securities to persons or entities not affiliated with MediaBay or any of its officers or directors. The Operations Committee is currently comprised of Messrs. Norton and Michael Herrick.

                             EXECUTIVE COMPENSATION

Executive Compensation

      The following table discloses for the fiscal years ended December 31, 1999, 2000 and 2001, compensation paid to Michael Herrick, the Company's Chief Executive Officer and the next four highly compensated executive officers of the Company whose salary together with any bonus was in excess of $100,000 during the fiscal year ended December 31, 2001 (the "Named Executives").

                           Summary Compensation Table

                                         Annual Compensation         Long-Term Compensation Awards
                                         -------------------         -----------------------------
                                                                         Securities Underlying
Name and Principal Position         Year      Salary         Bonus         Options/SAR's (#)
---------------------------         ----      ------         -----         -----------------
Michael Herrick                     2001     $175,000       $50,000            150,000
    Chief Executive Officer         2000      154,167        50,000            600,000
                                    1999      125,000           -0-                -0-

Hakan Lindskog
    President and Chief             2001     $264,063       $50,000            175,000
    Operating Officer               2000      107,015           -0-            150,000

John Levy                           2001     $180,000       $17,500                -0-
    Executive Vice President and    2000      167,027        15,000                -0-
    Chief Financial Officer         1999      152,125        12,500             30,000

Stephen McLaughlin                  2001     $178,750       $   -0-                -0-
    Executive Vice President and    2000      167,500        25,000             35,000
    Chief Technology Officer        1999      131,250           -0-            158,000

Robert Toro                         2001     $159,087       $17,500             50,000
     Senior Vice President          2000      141,784        10,000             20,000
     Finance                        1999       97,125           -0-             50,000

      Michael Herrick has tendered his resignation as Chief Executive Officer of the Company, effective January 1, 2003. Mr. Lindskog joined MediaBay in June 2000 and has agreed to serve as Chief Executive Officer of the Company beginning January 1, 2003. Mr. McLaughlin joined the Company in February 1999 and Mr. Toro joined the Company in April 1999.

Employment Agreements

      Effective as of October 22, 2001, the Company entered into a one-year employment agreement with Norton Herrick which provides for an annual base salary of $100,000 and such increases and bonuses as the Board of Directors may determine from time to time. The employment agreement does not require Mr. Herrick to devote any stated amount of time to the Company's business and activities and contains noncompetition and nonsolicitation provisions for the term of the employment agreement and for two years thereafter. If Mr. Herrick's employment is terminated under circumstances described in the employment entitled to receive severance pay equal to the greater of $200,000 or two times the total compensation received by Mr. Herrick from the Company during the twelve months prior to the date of termination.

      Effective January 1, 2002, the Company entered into a one-year employment agreement with Michael Herrick, which provides for an annual base salary of $175,000 and an annual bonus of $50,000. The employment agreement requires Mr. Herrick to devote substantially all of his business time to the Company's business and affairs. The agreement contains non-competition and non-solicitation provisions for the term of the employment agreements and for two years thereafter. In the event of termination of employment under circumstances described in the employment agreement, including as a result of a change in control, the Company will be required to provide severance pay equal to the greater of $525,000 or three times the total compensation received from the Company during the twelve months prior to the date of termination.

      The Company entered into a 39-month employment agreement with Hakan Lindskog effective October 1, 2001. The agreement, as amended, provides for an annual base salary of $306,250 in the first 12 months of his employment, an annual base salary of $350,000 for October 1, 2002 through December 31, 2003 and an annual base salary of $400,000 during 2004. Mr. Lindskog's agreement also provides for a minimum bonus of $45,000 payable August 15, 2002, August 15, 2003 and August 15, 2004, and a bonus of $25,000 on March 31, 2003, in each case, if he is employed by the Company on each such date. Mr. Lindskog may also receive performance-based bonuses based on the Company achieving minimum adjusted EBITDA targets. These performance bonuses, if any, would be payable on April 1, 2003, 2004 and 2005. Pursuant to the agreement, the Company agreed to grant to Mr. Lindskog options to purchase 150,000 shares of common stock. Of the total options granted, options with respect to 50,000 shares have an exercise price of $1.00 and vest on December 31, 2002; options with respect to 50,000 shares have an exercise price of $3.00 and vest on December 31, 2003; and options with respect to 50,000 shares have an exercise price of $5.00 and vest on December 31, 2004. In the event of termination of employment under circumstances described in the employment agreement, including as a result of a change in control, the Company will be required to provide severance pay equal to the greater of 50% of the balance of Mr. Linskog's base salary for the unexpired period of his employment under the agreement or his last six months base salary immediately prior to the termination.

      The Company has entered into a two-year employment agreement with John Levy effective November 2001. The agreement provides for an annual base salary of $180,000, in the first year of the agreement and an annual base compensation of $190,000 in the second year of the agreement. Mr. Levy's agreement also provides for a minimum bonus of $27,000 in the first year of the agreement and a minimum bonus of $30,000 in the second year of the agreement. Pursuant to the agreement, the Company granted to Mr. Levy options to purchase 50,000 shares of common stock. Of the total options granted, options with respect to 17,000 shares have an exercise price of $1.00 and vested on January 2, 2002; options with respect to 17,000 shares have an exercise price of $1.50 and vest on November 10, 2002 and options with respect to 16,000 shares have an exercise price of $2.00 and vest on November 10, 2003. In the event of termination of employment under circumstances described in the employment agreement, including as a result of a change in control, the Company will be required to provide severance pay equal to $100,000.

      The Company entered into a two-year employment agreement with Robert Toro effective July 19, 2001. The agreement provided for an annual base salary of $170,000 in the first year of the agreement and $185,000 in the second year of the agreement. Mr. Toro's agreement also provided for a minimum bonus of $16,500 in the first year of the agreement and a minimum bonus of $18,000 in the second year of the agreement. Pursuant to the agreement, the Company agreed to grant to Mr. Toro options to purchase 40,000 shares of common stock at an exercise price of $1.00 per share. Of the total options granted, 20,000 vest on July 19,2002 and 20,000 vest on July 19,2003. In the event of termination of employment under circumstances described in the employment agreement, including as a result of a change in control, the Company will be required to provide severance pay equal to Mr. Toro's base salary for the unexpired period of his employment under the agreement.

Option Grants for Fiscal 2001

The following table discloses options granted during the fiscal year ended December 31, 2001 to the Named Executives:

           Option/SAR Grants in Fiscal Year Ending December 31, 2001:

                             Number of                % of Total Options
                             Shares Underlying        Granted to Employees in    Exercise Price
Name                         Options Granted          Fiscal Year                ($/share)          Expiration Date
----                         ---------------          -----------------------    --------------     ---------------
Michael Herrick                    150,000                   16.7%                   $ .50             11/23/11

Hakan Lindskog                      10,000                    1.1                    $1.00             04/02/07
                                    10,000                    1.1                    $2.00             04/02/07
                                     5,000                     .6                    $3.00             04/02/07
                                    50,000                    5.6                    $1.00             12/31/07
                                    50,000                    5.6                    $3.00             12/31/08
                                    50,000                    5.6                    $5.00             12/31/09

John F. Levy                            --                     --                       --                   --

Steven M. McLaughlin                    --                     --                       --                   --

Robert Toro                          5,000                     .6                    $1.00             04/02/07
                                     5,000                     .6                    $2.00             04/02/07
                                    20,000                    2.2                    $1.00             07/18/07
                                    20,000                    2.2                    $1.00             07/18/08

Option Exercises and Values for Fiscal 2001:

      The following table sets forth information concerning the number of options owned by these executives and the value of any in-the-money unexercised options as of December 31, 2001. No options were exercised by any of these executives during fiscal 2001.

          Aggregated Option Exercises And Fiscal Year-End Option Values

                                        Number of Securities Underlying            Value of Unexercised In-the-Money
          Name                     Unexercised Options at December 31, 2001          Options at December 31, 2001
          ----                     ----------------------------------------          ----------------------------
                                        Exercisable           Unexercisable          Exercisable       Unexercisable
                                        -----------           -------------          -----------       -------------
Michael Herrick                           1,000,000                      --              18,000                   --
Hakan Lindskog                               75,000                 250,000                  --                   --
Steven McLaughlin                           123,000                  70,000               4,160                   --
John F. Levy                                 80,000                      --                  --                   --
Robert Toro                                  70,000                  50,000                  --                   --

      The year-end values for unexercised in-the-money options represent the positive difference between the exercise price of such options and the fiscal year-end market value of the common stock.

      An option is "in-the-money" if the fiscal year-end fair market value of the common stock exceeds the option exercise price. The closing sale price of our common stock on December 31, 2001 was $.62.

Stock Plans

      The Company's 1997 Stock Option Plan provides for the grant of stock options to purchase up to 2,000,000 shares. As of the Record Date, options to purchase an aggregate of 1,785,500 shares of its Common Stock have been granted under the 1997 plan.

      The Company's 1999 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock,
(3) deferred stock and (4) other stock-based awards. A total of 2,500,000 shares of common stock have been reserved for distribution pursuant to the 1999 Plan. As of the Record Date, options to purchase an aggregate of 1,141,850 shares of our common stock have been granted under the 1999 Plan.

      The Company's 2000 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock,
(3) deferred stock and (4) other stock-based awards. A total of 3,500,000 shares of Common Stock have been reserved for distribution pursuant to the 2000 Plan. As of the Record Date, options to purchase an aggregate of 3,037,250 shares of Common Stock have been granted under the 2000 Plan.

      The Company's 2001 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock,
(3) deferred stock and (4) other stock-based awards. A total of 3,500,000 shares of Common Stock have been reserved for distribution pursuant to the 2001 plan. As of the Record Date, no options to purchase shares of our common stock have been granted under the 2001 plan.

      Of the options granted under our plans, as of the date of this Proxy, options to purchase 5,257,500 shares of Common Stock have been granted to the Company's officers and directors.

Performance Graph

      The following chart sets forth a line graph comparing the performance of the Company's common stock, from October 22, 1997, the first day on which the Common Stock first became publicly traded through December 31, 2001. This graph assumes the investment of $100 on October 23, 1997, in the Company's common stock, and compares the performance with the Nasdaq Market Index and an index of issuers classified under the Retail-Catalog and Mail Order Houses Standard Industrial Classification ("SIC") number.

      The Company pays no dividends. The Nasdaq Market Index and the Company's SIC number index reflect a cumulative total return based upon the reinvestment of dividends of the stocks included in those indices. The historical information set forth below is not necessarily indicative of future performance.

                             Stock Performance Graph

                                 [GRAPH OMITTED]


      Comparative Cumulative Total Return Among the Company, Nasdaq Market
       Index and the Retail-Catalog and Mail Order Houses SIC Number Index

                                                                                  At December 31,
                                         October 22,          -----------------------------------------------------
                                             1997             1997        1998        1999        2000        2001
                                             ----             ----        ----        ----        ----        ----
MediaBay, Inc..................            $100.00            $46.99     $112.05     $107.83     $15.66       $5.98
SIC Number Index...............             100.00             97.56       90.24       77.96      28.56       39.69
Nasdaq Index...................             100.00             98.77      139.30      245.69     154.43      123.10

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms that they file pursuant to Section 16(a).

      Based solely upon the Company's review of the copies of such forms that the Company received, the Company believes that, during the year ended December 31, 2001, all filing requirements applicable to its officers, directors, and greater than 10% shareholders were fulfilled on a timely basis, except for a Form 4 for purchases in August 2001 by Norton Herrick.

Audit Committee Report

      In March 2002, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee conducted discussions with its independent auditors, Deloitte & Touche LLP, regarding the matters required by the Statement on Auditing Standards ("SAS") No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with, and received the required written disclosures and confirming letter from, Deloitte & Touche LLP regarding its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                                   Paul Ehrlich
                                                   Roy Abrams
                                                   Carl Wolf

                          VOTING SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of the Record Date relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by the Company to own beneficially 5% or more of the outstanding Common Stock according to Schedules 13G and 13D filed with the SEC, (ii) each of the Company's directors and nominees for director, (iii) each of the Named Executives, and (iv) all directors and executive officers of the Company as a group:


                                                                                     Percentage of
                                                            Number of Shares       Shares of Common
                                                              Beneficially        Stock Beneficially
Name and Address of Beneficial Owner(1)(2)                       Owned                 Owned
------------------------------------------                       -----                 -----
Norton Herrick                                               17,292,245 (3)            56.5%
Evan Herrick                                                  5,652,222 (4)            28.6%
Howard Herrick                                                4,102,640 (5)            27.5%
Michael Herrick                                               1,488,460 (6)             9.8%
Stephen M. McLaughlin                                           158,300 (7)             1.1%
Carl T. Wolf                                                    157,500 (8)             1.1%
Robert Toro                                                     100,000 (9)                *
John F. Levy                                                    85,000 (10)                *
Roy Abrams                                                      20,000 (11)                *
Paul Ehrlich                                                    10,000 (12)                *
Hakan Lindskog                                                       0 (13)                *
     All directors and executive officers as a group
      (10 persons)                                               22,925,685            70.0%

-------------
*     Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is care of MediaBay, Inc., 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927.

(2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of the Record Date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the Record Date have been exercised and converted.

(3) Represents (a) 191,700 shares of common stock held by Norton Herrick, (b) 488,460 shares of common stock held by Howard Herrick, (c) 285,000 shares held by M. Huddleston Enterprises, Inc., (d) 2,800,000 shares of common stock issuable upon exercise of options, (e) 150,000 shares of common stock issuable upon exercise of options granted to Evan Herrick, (f) 3,091,201 shares of common stock issuable upon exercise of warrants, and
      (g) 10,285,884 shares issuable upon conversion of convertible promissory notes, Does not include (i) 2,964,180 shares held by the Norton Herrick Irrevocable ABC Trust and (ii) 46,229 shares which may become issuable to Mr. Herrick upon exercise of warrants which may be required to be issued to Mr. Herrick. Evan Herrick has irrevocably granted to Norton Herrick sole voting and dispositive power with respect to the shares of common stock issuable upon exercise of the options held by Evan Herrick referred to in (e) above. Except as set forth above, does not include shares of common stock held, directly or indirectly, by his sons, Michael Herrick, Howard Herrick and Evan Herrick, or any other family member, as to which Norton Herrick disclaims beneficial ownership. See "Certain Relationships and Related Transactions."

(4) Represents (a) 145,080 shares of common stock, (b) 892,857 shares of common stock issuable upon conversion of a convertible promissory notes
      (c) 150,000 shares of common stock issuable upon exercise of options and
      (d) 4,464,285 shares of common stock issuable upon conversion of shares of Series A preferred stock. Does not include 150,000 shares of common stock issuable upon exercise of options as to which Evan Herrick has irrevocably granted to Norton Herrick sole voting and dispositive power. Does not include shares held directly or indirectly by Norton Herrick, Evan Herrick's father, Michael Herrick or Howard Herrick, Evan Herrick's brothers, or any other family member, as to which Evan Herrick disclaims beneficial ownership. See "Certain Relationships and Related Transactions."

(5) Represents (a) 2,964,180 shares held by the Norton Herrick Irrevocable ABC Trust, (b) 488,460 shares of common stock held by Howard Herrick, and (c) 650,000 shares of common stock issuable upon exercise of options. Howard Herrick is the sole trustee and Norton Herrick is the sole beneficiary of the Norton Herrick Irrevocable ABC Trust. The trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the trust. Howard Herrick has irrevocably granted to Norton Herrick sole dispositive power with respect to the shares of common stock held by Howard Herrick. Does not include shares held directly or indirectly by Norton Herrick, Michael Herrick, Evan Herrick or any other family member, as to which Howard Herrick disclaims beneficial ownership.

(6) Represents 488,460 shares and 1,000,000 shares of common stock issuable upon exercise of options. Does not include shares held directly or indirectly by Norton Herrick, Howard Herrick or Evan Herrick, as to which Michael Herrick disclaims beneficial ownership.

(7) Represents 300 shares and 158,000 shares of common stock issuable upon exercise of options. Does not include 35,000 shares of common stock issuable upon exercise of options.

(8) Represents 5,000 shares of common stock and 152,500 shares of common stock issuable upon exercise of options.

(9) Represents shares of common stock issuable upon exercise of options. Does not include 20,000 shares of common stock issuable upon exercise of options.

(10) Represents 1,000 shares of common stock and 84,000 shares of common stock issuable upon exercise of options. Does not include 16,000 shares issuable upon exercise of options.

(11)  Represents shares of common stock issuable upon exercise of options.

(12)  Represents shares of common stock issuable upon exercise of options.

(13) Represents shares of common stock issuable upon exercise of options. Does not include 150,000 shares issuable upon exercise of options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Companies wholly-owned by Norton Herrick, the Company's Chairman, have in the past provided accounting, administrative and general office services to us and obtained insurance coverage for the Company at cost since our inception. The Company paid these entities $133,000 and $88,000 for these services during the years ended December 31, 2000 and 2001. In addition, a company wholly-owned by Norton Herrick provides the Company access to a corporate airplane. The Company generally pays the fuel, fees and other costs related to its use of the airplane directly to the service providers. For use of this airplane, the Company paid rental fees of approximately $25,000 and $14,000 in 2000 and 2001 to Mr. Herrick's affiliate. The Company anticipates obtaining similar services, including services of its general counsel, from time to time from companies affiliated with Norton Herrick, and the Company will reimburse their costs in providing the services to the Company.

      From December 1999 through February 2000, Norton Herrick sold $6,200,000 principal amount of the note issued to him in December 1998 to two third parties. Under a December 1998 agreement, the Company issued to Mr. Herrick warrants to purchase 145,221 shares of Common Stock at an exercise price of $8.41 per share on terms which were identical to the warrants issued to Mr. Herrick in December 1998.

      In January and February 2000, Norton Herrick sold $4,2000,000 principal amount of the note issued to him in December 1998 to two unaffiliated third parties. Under a December 1998 letter agreement, the Company issued to Norton Herrick warrants to purchase an additional 98,554 shares of Common Stock at an exercise price of $8.41 per share. No compensation has been recognized in relation to this transaction.

      From December 1999 through February 2000, Evan Herrick, son of the Company's Chairman, loaned the Company $3,000,000 for which he received $3,000,000 principal amount 9% convertible promissory notes due December 31, 2004. The notes were initially convertible into shares of Common Stock at $11.125 per share, which was the market value on the date the note was issued. The loans evidenced by the notes were intended to be short-term and serve as a "bridge" to replacement financing. At the time of issuance of the convertible notes, the Board of Directors resolved to seek to replace or refinance the convertible notes and accept a proposal for refinancing, whether or not (i) as favorable as the convertible notes including, without limitation, providing for a higher interest rate or lower conversion price, (ii) requiring the issuance of equity securities and/or (iii) requiring the payment of fees.

      In April and August 2000, the Company's Board of Directors determined that reducing the conversion price of the $3,000,000 principal amount 9% convertible notes due December 31, 2004 issued to Evan Herrick to the then current market value of the Common Stock would be more favorable to us than accepting the alternatives, if any, available to the Company to refinance or replace the notes. The Company revised the terms of the $3.0 million principal amount 9% convertible promissory notes due December 31, 2004 to Evan Herrick to be convertible into shares of Common Stock at $1.75 per share, which was the market value on the date the terms were revised. Evan Herrick waived interest on the notes from July 1, 2000 to December 31, 2000 and after December 31, 2000 has agreed to accept payment of interest in cash or Common Stock at the Company's option under certain circumstances.

      In August 2000, Norton Herrick sold the remaining $2,800,000 principal amount of the note issued to him in December 1998 to two unaffiliated third parties. The terms of subordinated debt were modified so that the third parties agreed to waive any interest due to them and convert the entire subordinated debt by December 31, 2000. One of the unaffiliated third parties converted $800,000 principal amount of the note into 440,000 shares of Common Stock. The third parties failed to pay Mr. Herrick the entire purchase price of the note they purchased. In December 2000, the parties rescinded the transaction as to $2,000,000 principal amount of the note, which was not converted or paid for. As a result of these transactions, under the December 1998 letter agreement, the Company issued to Mr. Herrick Warrants to purchase an additional 18,480 shares of Common Stock at an exercise price of $8.41 per share. No compensation has been recognized in relation to this transaction.

      In the fourth quarter of 2000, Glebe Resources, Inc., a company wholly-owned by Norton Herrick ("Glebe"), purchased $200,000 of audiobook inventory from Doubleday Direct, Inc. The audiobooks were subsequently sold by the Company and the funds were remitted to Glebe in March 2001. The inventory was sold at Glebe's cost and Glebe did not profit by the transaction.

      Interest on subordinated debentures held by a third party in the amount of $97,000 for the three months ended September 30, 2000 was advanced by a company wholly-owned by the Herrick family in November 2000. In 2001, the same company advanced an additional $97,000 in interest for the three months ended December 31, 2000 to the same third party. The Company subsequently paid the interest, and neither Mr. Herrick nor his wholly-owned company received any compensation for or profit from these transactions.

      In December 2000, Huntingdon Corporation, an affiliate of Norton Herrick ("Huntingdon") lent the Company $0.5 million and in February 2001 an additional $0.3 million. On May 14, 2001, Huntingdon was issued a senior subordinated convertible note secured by a second lien on all of the Company's assets and the assets of its subsidiaries, except inventory, receivables and cash. The note bears interest at 12%, with such interest being payable in kind, Common Stock or cash at the holder's option, provided that, if the holder elects to receive an interest payment in cash, that payment will accrue until the Company is permitted under the Company's revolving credit facility to make the cash payment. The notes are convertible into shares of Common Stock at the rate of $0.56 principal amount per share, the market price of the Common Stock at the time Huntingdon agreed to the financing transaction.

      On May 14, 2001 the Company issued a $2,500,000 secured senior convertible note to Huntingdon, in consideration for loans made by Huntingdon to the Company in the amount of $2,500,000. This note does not provide for cash interest to be paid until MediaBay's revolving credit facility is repaid and is convertible into Common Stock at a conversion rate of $.56 per share, the market price of the common stock at the time that Huntingdon agreed to the financing transaction. The convertible note ranks pari passu with the Company's existing revolving credit facility and has a security interest in all of the assets of the Company, except inventory, receivables and cash. The note bears interest at the prime rate plus 2% and matures on January 15, 2003. Interest, at Huntingdon's option, (i) is payable in-kind, (ii) is payable in shares of Common Stock or (iii) will accrue until the revolving credit facility is repaid in full and, thereafter, payable in cash.

      On May 14, 2001, the Company also modified a $1,984,250 million senior subordinated convertible note held by Norton Herrick as consideration for Mr. Herrick's consent to the above transactions, elimination of the variable conversion price feature of the note and foregoing current cash interest until MediaBay's revolving credit facility is repaid. The modified note is convertible into Common Stock at a conversion rate of $.56 per share (the market price of the Common Stock at the time Huntingdon agreed to the financing transaction) and interest, at Mr. Herrick's option, (i) is payable in-kind, (ii) is payable in shares of common stock or (iii) will accrue until the revolving credit facility is repaid in full and, thereafter, payable in cash. Mr. Herrick was granted registration rights relating to the shares of Common Stock issuable upon conversion of the notes and exercise of the warrants. Additionally, Mr. Herrick and the Company agreed that (i) the note shall mature after the maturity of the Company's existing credit facility or any new bank debt or institutional debt secured by all or a portion of the Company's assets or any refinancing thereof (the "Bank Debt"), (ii) that any extension of Bank Debt shall automatically extend the maturity date of the note, and (iii) if requested by the Company, to extend the maturity date of the note until such time as the Company has the funds available to repay the note.

      In connection with these financing transactions described above, on May 14, 2001, Huntingdon was granted ten-year warrants to purchase 1,650,000 shares of Common Stock at an exercise price of $.56 per share (the market price of the Common Stock at the time Huntingdon agreed to the financing transaction) as consideration of the $800,000 and $2,500,000 loans, plus ten-year warrants to purchase an additional 250,000 shares of Common Stock at an exercise price of $.56 per share if Huntingdon loans the Company an additional $500,000. Additionally, Huntingdon and the Company agreed that (i) the $800,000 Note, the $2,500,000 Note and the 2002 Note defined below (collectively, the "Huntingdon Notes") shall mature after the maturity of any Bank Debt, (ii) that any extension of Bank Debt shall automatically extend the maturity dates of the Huntingdon Notes, and (iii) if requested by the Company, to extend the maturity dates of the Huntingdon Notes until such time as the Company has the funds available to repay the Huntingdon Notes.

      In 2001, Glebe, on the Company's behalf, provided a security deposit to a vendor in the amount of $100,000. Glebe received no compensation for and did not profit from this transaction.

      On January 18, 2002, Evan Herrick exchanged $2.5 million principal amount of a $3.0 million principal amount convertible note of the Company (the "EH Note") in exchange for 25,000 shares of Series A Preferred Stock of the Company (the "Preferred Shares"), having a liquidation preference of $2.5 million. The Preferred Share dividend rate of 9% is the same as the interest rate of the EH Note, and is payable in additional Preferred Shares, shares of common stock of the Company or cash, at the holder's option, provided that if the holder elects to receive payment in cash, the payment will accrue until the Company is permitted to make the payment under its existing credit facility. The conversion rate of the Preferred Shares is the same as the conversion rate of the Note. The Preferred Shares vote together with the common stock as a single class on all matters submitted to stockholders for a vote, and certain matters require the majority vote of the Preferred Shares. The holder of each Preferred Share is entitled to a number of votes for each Preferred Share held multiplied by a fraction, the numerator of which is the liquidation preference and the denominator of which is $1.75. In May 2001, Mr. Herrick and the Company agreed that (i) the $500,000 note shall mature after Bank Debt, (ii) that any extension of Bank Debt shall automatically extend the maturity date of such note, and
(iii) if requested by the Company, to extend the maturity dates of the note until such time as the Company has the funds available to repay the notes.

      On February 22, 2002, as previously committed to on May 14, 2001, Huntingdon purchased a $500,000 principal amount convertible senior promissory note due June 30, 2003 (the "2002 Note"). The 2002 Note was issued in consideration of a $500,000 loan made to the Company by Huntingdon and is substantially identical to the $2,5000,000 Note issued to Huntingdon, except that the 2002 Note is due June 30, 1993 and the conversion rate of the 2002 Note is $1.82 (the market price on February 22, 2002). As partial consideration for the loan and pursuant to an agreement dated April 30, 2001, the Company granted to Huntingdon warrants to purchase 250,000 shares of Common Stock at an exercise price of $.56 per share (the market price of the Common Stock at the time Huntingdon agreed to the financing transaction). The warrants are exercisable until May 14, 2011.

      On March 31, 2002, the Company and Huntingdon agreed to extend the maturity dates of the $2,500,000 Note to January 15, 2003 and the $800,000 Note to April 15, 2003. On August 12, 2002, Huntingdon agreed to extend the date on which interest on the $2,500,000 Note, $800,000 Note and $500,000 Note is due until the date of ten business days after the Company's revolving credit facility is repaid in full or January 15, 2004.

      On October 3, 2002, the Company entered into agreements with Huntingdon, Evan Herrick and Norton Herrick as described under Proposals I and II below.

      On October 18, 2002, the Company entered into a consulting agreement with MEH Consulting Services, Inc. ("MEH Consulting"), of which Michael Herrick, the Company's Chief Executive Officer and a director, is the sole stockholder and officer. This agreement effective as of January 1, 2003, has a one-year term and provides for MEH Consulting to provide the services of Michael Herrick. Mr. Herrick will be required to devote a minimum of 30 hours per week to the Company's business and affairs for which MEH Consulting will receive a fee of $16,666 per month, as well as insurance and other benefits for Michael Herrick and reimbursement of expenses.

      Companies affiliated with Norton Herrick may continue to provide accounting, legal, general and administrative services to the Company at cost, provide it with access to a corporate airplane at cost and obtain insurance coverage for it at cost.

      It is the Company's policy that each transaction between the Company and its officers, directors and 5% or greater shareholders will be on terms no less favorable than could be obtained from independent third parties.

                                   PROPOSAL I

    TO AUTHORIZE THE COMPANY TO ISSUE COMMON STOCK UPON CONVERSION OF CERTAIN CONVERTIBLE NOTES OR EQUITY SECURITIES AND EXERCISE OF CERTAIN WARRANTS
          ISSUED AND WHICH MAY BE ISSUED TO AFFILIATES OF THE COMPANY

      The Board of Directors has unanimously adopted a resolution, and submits to shareholders for approval, a proposal to authorize the Company to issue Common Stock upon conversion of the New Notes and Existing Notes (each as defined below) and/or preferred stock which may be issued as described below and upon exercise of New Warrants (as defined below) to affiliates of the Company.

      The Company has issued and currently outstanding the following promissory notes to certain affiliates of the Company (the "Existing Notes"):

      o $1,984,250 principal amount convertible senior subordinated promissory note issued to Norton Herrick, the Company's Chairman;

      o $2,500,000 principal amount convertible senior promissory note, issued to Huntingdon Corporation ("Huntingdon"), an affiliate of Mr. Herrick;

      o     $800,000 principal amount convertible senior subordinated promissory note issued to Huntingdon;

      o $500,000 principal amount convertible senior promissory note issued to Huntingdon; and

      o     $500,000 principal amount convertible senior subordinated promissory note issued to Evan Herrick.

         Each of the Notes is convertible into shares of the Company's Common Stock. The terms of the Notes, including the conversion rates, are more fully described under "Certain Relationships and Related Transactions."

         On October 3, 2002, the Company and Huntingdon entered into an agreement pursuant to which the Company will borrow at least $1,500,000 from Huntingdon and the maturity dates of the Existing Notes held by Huntingdon will be extended to September 30, 2007 (the "2002 Huntingdon Agreement"). Huntingdon loaned the Company $1,000,000 prior to the date of the 2002 Huntingdon Agreement and agreed to loan the Company $150,000 on October 10, 2002 and $350,000 on November 15, 2002. Under the 2002 Huntingdon Agreement, the amount of borrowings may increase to $3,000,000; provided, however, that the making, timing and amount of any additional loans under the agreement, if any, are subject to the mutual agreement of the Company and Huntingdon. The Company will issue to Huntingdon a senior secured convertible note, in the case of the first $1,500,000 of borrowings, and a senior subordinated unsecured convertible note, in the case of any additional borrowings (each, a "New Note" and collectively, the "New Notes"), in each case, in the same principal amount of each loan and warrants (the "New Warrants") to purchase a number of shares of common stock equal to 50 % of the principal amount of such loan divided by the Conversion Rate (defined below) of the New Note, with an exercise price equal to the Conversion Rate of the New Note. As consideration of the $1,000,000 loan, upon entering into the 2002 Huntingdon Agreement, the Company issued to Huntingdon a $1,000,000 New Note and New Warrants to purchase 250,000 shares of Common Stock with an exercise price of $2.00 per share. On October 10, 2002, Huntingdon loaned the Company $150,000 for which the Company issued to Huntingdon a $150,000 New Note with a conversion price of $2.00 per share and New Warrants to Purchase 37,500 shares of Common Stock with an exercise price of $2.00 per share.
         The New Notes are not convertible until the Company's shareholders approve this Proposal I at the Annual Meeting. The Conversion Rate of the $1,000,000 Note is $2.00, which was above the closing sale price of the Common Stock on October 3, 2002 (the date of the 2002 Huntingdon Agreement). The initial Conversion Rate of subsequent New Notes for (i) any loan made on or prior to December 24, 2002 shall be equal to (a) $2.00, which was above the closing sale price of the Common Stock on October 3, 2002 (the date of the 2002 Huntingdon Agreement) or (b) the closing sale price of the Common Stock on the date on which the loan is made, whichever is lower, and (ii) any loan made after December 24, 2002, the closing sale price of the Common Stock on the date of such loan. Interest on the New Notes rate shall be payable monthly, in arrears, at Huntingdon's option, (i) in cash (subject to any restrictions imposed by the Company's existing credit facility or any other debt at the time the New Note is issued, including, requiring that any cash payments accrue until after such other indebtedness is repaid); (ii) shares of Common Stock at the closing sale price of the Common Stock on the interest payment date, or (iii) in kind. The interest rate on the unpaid balance of each New Note (and on any interest on a New Note which is not paid on the date such interest payment is due, including due to the fact that the interest is accrued in accordance with the terms of the New Note) is equal to the prime rate plus 2 1/2%. Each New Note shall initially be due on September 30, 2007; provided, however, that Huntingdon will be entitled to demand repayment of any or all of the New Notes at any time on or after the date on which the Company has repaid all of its obligations under its existing credit facility. New Notes in the principal amount of $1,500,000 will be secured by all of the assets (other than cash, accounts receivable and inventory) of the Company and any other New Notes, if issued, will be unsecured.

         New Warrants issued in connection with a New Note shall be exercisable for a period of ten years from the date of issuance. In the event of any adjustment to the exercise price of a New Warrant, the number of shares of Common Stock issuable upon exercise of the warrants shall be appropriately adjusted.

      In addition, as partial consideration for entering into the 2002 Huntingdon Agreement, (i) each Existing Note held by Huntingdon was amended to
(a) entitle Huntingdon to demand repayment of the Existing Note at any time on or after the date (90 days after the date in the case of the $800,000 Note) on which the Company has repaid all of its obligations under its existing credit facility and (b) provide that interest will accrue on unpaid interest on each Existing Note (including due to the fact that interest is accrued in accordance with the terms of the note) at the interest rate of such Note and (ii) the Company agreed to provide Huntingdon with 90 business days prior written notice before any prepayment of any of the Existing Notes held by Huntingdon. Additionally, the 2002 Huntingdon Agreement provides that, in the event that the Company and Huntingdon mutually agree to exchange the debt represented by one or more of the Existing Notes and/or New Notes for equity securities of the Company, in lieu of converting such note, all or a portion of one or more of the Existing Notes and/or New Notes may be exchanged for shares of one or more newly created series of preferred stock which series shall rank pari passu in all respects with the Preferred Shares, and otherwise have substantially similar rights, preferences and privileges as, the Preferred Shares, except that the conversion rate of any newly created series of preferred stock shall be the same as the conversion rate of the Existing Note or New Note it is issued in exchange for. The Company granted to Huntingdon demand and piggyback registration rights with respect to the shares of Common Stock issuable upon conversion of the New Notes, as interest (as Common Stock and/or upon conversion of additional New Notes issued as paid in-kind interest) on the New Notes and upon exercise of the New Warrants and upon conversion or payment of dividends on the shares of preferred stock which may be issued in exchange for Financing Notes and/or New Notes.

      On October 3, 2002, the Company entered into an agreement with Norton Herrick pursuant to which (i) the maturity date of the $1,984,250 Existing Note held by Mr. Herrick was extended to September 30, 2007, and (ii) the $1,984,250 Existing Note was amended to (a) entitle Mr. Herrick to demand repayment of such note at any time on commencing on December 31, 2004, provided that the Company has repaid all of its obligations under its existing credit facility, and (b) provide that interest will accrue on unpaid interest on the note (including due to the fact that interest is accrued in accordance with the terms of the note) at the interest rate of such note and (iii) the Company agreed to provide Mr. Herrick at least 90 business days prior written notice of any repayment of such note. Additionally, the agreement provides that in the event that the Company and Mr. Herrick mutually agree to exchange the debt represented by the Existing Note held by Mr. Herrick for equity securities of the Company, in lieu of converting such note, all or a portion of such note may be exchanged for shares of a newly created series of preferred stock, which series shall rank pari passu in all respects with the Preferred Shares, and otherwise shall have substantially similar rights, preferences and privileges as, the Preferred Shares, except that the conversion rate of any newly created series of preferred stock shall be the same as the conversion rate of the note it is issued in exchange for. In addition, Mr. Herrick consented as a holder of such note to the Company's incurrence of debt through the issuance of the Financing Notes.

      On October 3, 2002, the Company entered into an agreement with Evan Herrick pursuant to which (i) the maturity date of the $500,000 Existing Note held by Mr. Herrick was extended to September 30, 2007, (ii) the $500,000 Existing Note held by Mr. Herrick was amended to (a) entitle Mr. Herrick to demand repayment of such note at any time commencing on December 31, 2004, provided that the Company has repaid all of its obligations under its existing credit facility, and (b) provide that interest will accrue on unpaid interest on the Note (including due to the fact that interest is accrued in accordance with the terms of the note) at the interest rate of such note and (iii) the Company agreed to provide Mr. Herrick at least 90 business days prior written notice of any repayment of such note. In addition, Mr. Herrick consented as a holder of such note and as the holder of all of the outstanding Preferred Shares to the Company's incurrence of debt through the issuance of the Financing Notes.

Reasons for the Transaction

      As a condition to the extension of the Company's obligations under the credit facility, the lenders under the existing credit facility required the Company to obtain at least $1,500,000 of financing by November 15, 2002 and the extension of the maturity dates of the Existing Notes issued to Huntingdon. Additionally, the Company currently requires funds to finance its working capital requirements. Although the Company has sought and is seeking other sources of financing, it has not been able to obtain any financing from a third party on terms acceptable to the Company. As a result, the Company determined to enter into the 2002 Huntingdon Agreement to receive at least $1,500,000 of financing.

      The Company believes that the extension of the maturity dates of all of the Existing Notes is in the Company's best interest because it provides the Company with greater flexibility at the time any particular Existing Note becomes due and/or in negotiating with the Company's senior lenders to further extend the maturity date of the Company's obligations under its existing credit facility.

      The lenders under the Company's credit facility will not further extend the maturity date of the Company's obligations under the credit facility unless any Existing Note due earlier than any requested extension date is also extended. Any further extension of the maturity date of the Company's obligations under its credit facility are subject to future negotiation with the lenders and there can be no assurance that any extension, if requested, will be obtained.

      The Company may, in the future request that Huntingdon, Norton Herrick and/or Evan Herrick, exchange the debt represented by the Existing Notes and/or New Notes for equity securities of the Company. Accordingly, the Company believes it is in its best interest to obtain shareholder approval to issue Common Stock upon exercise of preferred stock which may be issued in exchange for all or a portion of the Existing Notes and/or New Notes in the event the Company makes such a request and the holder of a note agrees to such exchange.

Necessity for Shareholder Approval

      Because the Company's Common Stock is listed on the NASDAQ National Market, the Company is subject to NASD Marketplace Rules. NASD Marketplace Rule 4350(i) requires that a company listed on NASDAQ obtain shareholder approval in connection with (i) the issuance of common stock of the listed company or securities convertible into or exercisable for common stock of the listed company (with certain exceptions) to officers and directors of a listed company and (ii) the issuance or potential issuance by the listed company of common stock or securities convertible into or exercisable for common stock equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. NASDAQ could determine that the extension of the maturity date of an Existing Note is an "issuance" of a new security, because the Existing Note is convertible into the Company's Common Stock. Additionally, (i) the New Notes will be convertible into Common Stock and the New Warrants will be exercisable to purchase Common Stock and (ii) the New Notes and warrants will be issued to Huntingdon, an affiliate of Norton Herrick, Chairman, and (iii) the issuance of New Notes and New Warrants involve the potential issuance of 20% or more of the Common Stock outstanding before the issuance because the Conversion Rate of the New Notes (other than the $1,150,000 of New Notes which have been issued) and exercise price of the New Warrants to be issued with subsequent New Notes cannot currently be determined and the Company may issue Common Shares as payment of interest. Moreover, if one or more of the Existing Notes or New Notes is exchanged for preferred stock, the preferred stock will be issued to Huntington or Norton Herrick, the issuance of preferred stock involves the potential issuance of 20% or more of the Common Stock outstanding before any such exchange because the conversion rate of the New Preferred Shares (which will be the same as the conversion rate of the Existing Note or New Note for which it is exchanged) may be below the market price of the Common Stock at the time of the exchange, and preferred stock issued in exchange for the Existing Note will contain anti-dilution provisions. Accordingly, the Company has submitted this proposal for shareholder approval in accordance with NASD Marketplace Rule 4350(i).

Recommendation

      Therefore, the Board unanimously recommends that the shareholders vote for the proposal to issue Common Stock to (i) Huntingdon upon conversion of New Notes and the Existing Note held by Huntingdon (or any preferred stock which may be issued in exchange for any such note) and New Warrants; (ii) Norton Herrick upon conversion of the Existing Note (or preferred stock which may be issued in exchange for such note) held by him; and (iii) Evan Herrick upon conversion of the Existing Note held by him.

                              INDEPENDENT AUDITORS

      Deloitte & Touche LLP reported on the financial statements of the Company for the fiscal year ended December 31, 2001. It is currently anticipated that Deloitte & Touche LLP will examine and report on the financial statements of the Company for the year ending December 31, 2002. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting.

Fees Paid to Independent Auditors

Audit Fees

      For fiscal 2001, the Company incurred professional fees and out-of-pocket expense reimbursements to Deloitte & Touche LLP, its independent auditors, in the amount of approximately $230,000 related to auditing services and the reviews of the financial statements included in the Company's Form 10-K and Forms 10-Q for the 2001 fiscal year.

Financial Information Systems Design and Implementation Fees

      For fiscal 2001, the Company did not pay its principal independent auditors for services related to financial information systems design and implementation, as they were not engaged to perform such services.

All Other Fees

      For fiscal 2001, the Company paid its principal independent accountants $5,000 in connection with the filing of a registration statement on Form S-3.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      The Company anticipates that the proxy materials relating to the 2003 Annual Meeting of Shareholders will be mailed to shareholders in April 2003. Therefore, shareholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Shareholders to be held in the year 2003 must (i) submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than April 1, 2003 and (ii) must satisfy the conditions established by the Securities and Exchange Commission and the Company's By-laws for shareholder proposals in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

      For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company received notice of the proposal before the close of business on May 1, 2003 and advised stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on May 1, 2003.

                                OTHER INFORMATION

      A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2001 IS BEING FURNISHED HEREWITH TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON OCTOBER 15, 2002.

      The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                             By order of the Board
                                             Of Directors,

                                             Norton Herrick
                                             Chairman

October 18, 2002

                                 MEDIABAY, INC.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07297

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, NOVEMBER 27, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints NORTON HERRICK, MICHAEL HERRICK and JOHN LEVY and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of MediaBay, Inc. (the "Company") on Wednesday, November 27, 2002, at the Company's offices located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.    ELECTION OF CLASS III DIRECTORS:
      |_|   FOR all nominees listed below           |_|   WITHHOLD AUTHORITY
           (Except as marked to the                       to vote for all
            contrary below).                              nominees listed below.

                         Michael Herrick and Roy Abrams

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

--------------------------------------------------------------------------------
                                    (Continued and to be signed on reverse side)

2. Proposal to authorize the Company to issue common stock upon conversion of certain convertible notes or equity securities and exercise of certain warrants issued and which may be issued to affiliates of the Company as set forth in the Proxy Statement.

      |_|   FOR                  |_|   AGAINST                  |_|   ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: ________________________________, 2002

                                                Please sign exactly as name
                                                appears hereon. When shares are
                                                held by joint tenants, both
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

                                                --------------------------------
                                                          Signature

                                                --------------------------------
                                                    Signature if held jointly

Please mark, sign, date and return this proxy card using the enclosed envelope